Exhibit (b)(1)

CONFORMED COPY

€7,000,000,000

BRIDGE FACILITIES AGREEMENT

Dated 23 March 2006

BAYER AG

as the Company

CITIGROUP GLOBAL MARKETS LIMITED

and

CREDIT SUISSE INTERNATIONAL

as Mandated Lead Arrangers

and

CITIGROUP GLOBAL MARKETS LIMITED

and

CREDIT SUISSE INTERNATIONAL

as Bookrunners

and CITIBANK INTERNATIONAL PLC

as Facility Agent

Linklaters

Ref: DXZH

Table of Contents

Contents		Page
1	INTERPRETATION	3

2	FACILITIES	14

3	PURPOSE	15

4	CONDITIONS PRECEDENT	15

5	UTILISATION	16

6	REPAYMENT	17

7	PREPAYMENT AND CANCELLATION	18

8	INTEREST	22

9	TERMS	24

10	MARKET DISRUPTION	25

11	TAXES	26

12	INCREASED COSTS	28

13	MITIGATION	28

14	PAYMENTS	29

15	REPRESENTATIONS	31

16	INFORMATION COVENANTS	33

17	GENERAL COVENANTS	36

18	EVENTS OF DEFAULT	42

19	THE ADMINISTRATIVE PARTIES	45

20	EVIDENCE AND CALCULATIONS	49

21	FEES	50

22	INDEMNITIES AND BREAK COSTS	50

23	EXPENSES	52

24	AMENDMENTS AND WAIVERS	52

25	CHANGES TO THE PARTIES	53

26	DISCLOSURE OF INFORMATION	56

27	SET-OFF	57

i

28	PRO RATA SHARING	57

29	SEVERABILITY	58

30	COUNTERPARTS	58

31	NOTICES	58

32	LANGUAGE	59

33	BORROWING FOR OWN BENEFIT	60

34	GOVERNING LAW	60

35	JURISDICTION	60

SCHEDULE 1 ORIGINAL LENDERS		61

SCHEDULE 2 CONDITIONS PRECEDENT DOCUMENTS		62

SCHEDULE 3 FORM OF REQUEST		63

SCHEDULE 4 CALCULATION OF THE MANDATORY COST		64

SCHEDULE 5 FORM OF TRANSFER CERTIFICATE		66

SCHEDULE 6 FORM OF EXTENSION REQUEST		68

SCHEDULE 7 FORM OF SELECTION NOTICE		69

ii

THIS AGREEMENT is dated 23 March 2006

BETWEEN:

(1)          BAYER AG (the Company);

(2)          CITIGROUP GLOBAL MARKETS LIMITED and CREDIT SUISSE INTERNATIONAL as

Mandated Lead Arrangers (in this capacity the Mandated Lead Arrangers);

(3)          CITIGROUP GLOBAL MARKETS LIMITED and CREDIT SUISSE INTERNATIONAL as

Bookrunners (in this capacity the Bookrunners);

(4)          CITIBANK, N.A. and CREDIT SUISSE INTERNATIONAL (in this capacity as the Original Lenders); and

(5)          CITIBANK INTERNATIONAL PLC as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1            INTERPRETATION

1.1          Definitions

In this Agreement:

Accounting Principles means accounting principles, policies, standards, bases and practices which, as at the date of this Agreement, are IFRS.

Accounts means each set of financial statements required to be prepared by the Company and delivered to the Facility Agent pursuant to this Agreement.

Acquisition Documents means the Offer Document and the Press Release.

Acquisition Group means the Company and its Subsidiaries prior to the Initial Completion Date.

Administrative Party means a Mandated Lead Arranger, a Bookrunner or the Facility Agent.

ADRs means American Depositary Receipts in respect of ordinary shares of the Target.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Availability Period means the period from and including the Offer Publication Date to and including the earlier of:

(a)           the date on which a condition in the Offer, which has not been waived in accordance with this Agreement, can no longer be satisfied (endgültiger Bedingungsausfall); and

(b)           31 October 2006.

BaFin means the Bundesanstalt für Finanzdienstleistungsaufsicht (Federal Office for Financial Regulation).

Basel II Increased Costs means any costs caused by the introduction, implementation and application of the principles of the Basle II accord on capital adequacy of financial institutions, to the extent already described, mentioned or announced in the publication “International Convergence of Capital Measurement and Capital Standards” published by the Bank for International Settlements in June 2004 (ISBN print: 92-9131-669-5).

Bayer Corporation Sale-Leaseback Transaction means a series of sale and leaseback transactions pursuant to which Bayer Corporation has sold about US$590,000,000 of chemical manufacturing equipment owned by it and currently in service at its Baytown, Texas facility to an owner trustee on behalf of certain institutional investors, and thereafter leased such equipment from such owner trustee, on behalf of such institutional investors.

Bidco means Dritte BV GmbH a wholly owned direct Subsidiary of the Company.

Break Costs has the meaning given to that term in Clause 22.4 (Break Costs).

Business Day means

(a)           if on that day a payment in or a purchase of or a rate determination for Euro is to be made, a TARGET Day, and

(b)           otherwise, a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Cash Confirmation Letter means the financing confirmation letter (Finanzierungsbestätigung) issued by Credit Suisse International, Frankfurt Branch in the form prescribed by WpÜG.

Certain Funds Default means during the Availability Period of a Default arising under or in connection with one of the following Clauses:

(a)           Clause 18.1 (Non-payment);

(b)           Clause 18.2 (Breach of other obligations) as it relates to Clause 17.10 (Offer related undertakings);

(c)           Clause 18.3 (Misrepresentation) as it relates to representations made pursuant to Clause 15.2 (Status), Clause 15.3 (Powers and authority) and Clause 15.4 (Legal validity) in respect of the Company or Bidco;

(d)           Clause 18.5 (Insolvency) or Clause 18.6 (Analogous proceedings); or

(e)           Clause 18.7 (Effectiveness of Finance Documents) as it relates in paragraph (a) to payment obligations, paragraph (b) in its entirety and paragraph (c) to actual repudiation of a Finance Document.

Certain Funds Period means the period from and including the Offer Publication Date to and including the earlier of:

(a)           the last day of the Availability Period; and

(b)           the Second Completion Date;

Clean-Up Period means the period of 120 days from and including the Second Completion Date.

Code means the U.S. Internal Revenue Code of 1986, as amended.

Commitment means:

(a)           for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments and designated A or B and the amount of any other Commitment so designated which it may acquire from time to time; and

(b)           for any other Lender, the amount of any other Commitment so designated which it acquires,

in each case to the extent not cancelled, transferred, amended or reduced under this Agreement.

Competing Offer means an offer in respect of which an intention to make has been published in accordance with Section 10 of WpÜG for the Shares not beneficially owned by the Company and its Subsidiaries made by any person other than the Company or any of its Subsidiaries.

Default means an Event of Default or an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination, each as specified in Clause 18 (Events of Default), or any combination of them) an Event of Default.

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(c)           a breach of an Environmental Law or Environmental Approval;

(d)           any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(e)           any other environmental contamination.

Environmental Law means any law or regulation concerning:

(a)           the protection of health and safety;

(b)           the environment; or

(c)           any emission or substance which is capable of causing harm to any living organism or the environment.

EURIBOR means for a Term of any Loan or overdue amount in Euro:

(a)           the applicable Screen Rate; or

(b)           if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to that Term.

Euro or € means the single currency introduced by certain member states of the European Union.

Event of Default means an event or a circumstance specified as such in Clause 18 (Events of Default).

Existing Facility means the €3,500,000,000 syndicated loan facility dated 31 March 2005 made between among others the Company and Deutsche Bank Luxembourg S.A. as Facility Agent.

Extension Date means the date (if any) on which the Company gives a notice exercising the Extension Option.

Extension Option means the extension option in Clause 6.3 (Extension Option).

Extension Request means a request for the extension of the Final Maturity Date of the A Facility pursuant to Clause 6.3 (Extension Option), substantially in the form of Schedule 6 (Form of Extension Request).

Facility means any facility made available under this Agreement (together Facilities).

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(i)            on or before the date it becomes a Lender; or

(ii)           by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement; and

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means:

(a)           in the case of the A Facility, 364 days after the date of this Agreement, subject to any extension pursuant to Clause 6.3 (Extension Option); and

(b)           in the case of the B Facility, the fifth anniversary of the date of this Agreement.

Finance Document means:

(a)           this Agreement;

(b)           a Fee Letter;

(c)           the Syndication Letter;

(d)           a Transfer Certificate;

(e)           a Selection Notice;

(f)            a Request; or

(g)           any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)           moneys borrowed;

(b)           amounts raised under any acceptance credit;

(c)           amounts raised pursuant to the issue of any bond, note, debenture, loan stock or other similar debt instrument;

(d)           any redeemable preference share;

(e)           the amount of any liability in respect of any finance or capital lease treated as such in accordance with IFRS;

(f)            receivables sold or discounted (otherwise than on a non-recourse basis);

(g)           the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)           any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in connection with Financial Indebtedness other than, for the avoidance of doubt, derivative transactions where the relevant person has no indebtedness or financial obligation other than an initial transaction premium or fee payable in the ordinary course of business (and, except for non-payment of an amount, only the net liability calculated on the basis of the then mark to market value of the derivative transaction will be taken into regard to calculate its amount);

(i)            any amount raised under any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)            the amount of any liability in respect of any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)           the amount of any liability in respect of any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above.

Group means the Company and its consolidated Subsidiaries.

Holding Company of any person, means a company in respect of which that person is a Subsidiary.

IAS means the accounting standards generally accepted from time to time under the principles promulgated by the International Accounting Standards Board.

IFRS means International Financial Reporting Standards, incorporating IAS.

Increased Cost means:

(a)           an additional or increased cost;

(b)           a reduction in the rate of return under a Finance Document or on its overall capital; or

(c)           a reduction of an amount due and payable under any Finance Document,

(other than Basel II Increased Costs) which is incurred or suffered by a Lender or its Holding Company but only to the extent attributable to that Lender funding or performing its obligations under any Finance Document.

Initial Completion Date means the first date when payment of the consideration is due to persons who accepted the Offer.

Information Memorandum means the document (if required under the Syndication Letter) in the form approved by the Company concerning the Acquisition Group and the Target Group which, at the Company’s request and on its behalf, will be prepared in relation to this transaction and distributed by the Mandated Lead Arrangers to selected financial institutions after the date of this Agreement.

Lender means:

(a)           an Original Lender; or

(b)           any person which becomes a Party after the date of this Agreement in accordance with Clause 25.3 (Procedures for transfer (Vertragsübernahme)).

Loan means, unless expressly otherwise stated in this Agreement, the principal amount of each borrowing to be advanced under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)           whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)           if there is no Loan then outstanding, whose Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)           if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means, for any amount (including an overdue amount) or Loan outstanding under, a particular Facility, the rate per annum specified below in relation to that Facility (subject in the case of the A Facility and the B Facility to adjustment under Clause 8.3 (Margin adjustments)):

(a)           the A Facility, 0.35 per cent. per annum;

(b)           the B Facility, 0.40 per cent. per annum,

and for any amount outstanding under the Finance Documents that is not a Loan, the highest rate per annum applicable to a Loan from time to time during the period such amount is outstanding.

Material Adverse Effect means a material adverse effect on the business, assets or financial condition of the Company or of the Group as a whole which could adversely affect the ability of the Company to perform its payment obligations under any Finance Document.

Material Group Member means the Company, Bidco or a Material Subsidiary.

Material Subsidiary means, at any time, a Subsidiary of the Company (other than a Subsidiary of the Company incorporated in the People’s Republic of China) whose turnover and/or total assets (excluding intra-Group items) then equal or exceed two per cent. of the turnover and/or total assets of the Group.

For this purpose:

(a)           the turnover and/or total assets of a Subsidiary of the Company will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited consolidated financial statements of the Company have been based;

(b)           if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Company have been prepared, the turnover and/or total assets of that Subsidiary will be determined from its latest financial statements;

(c)           the turnover and/or total assets of the Group will be determined from the latest audited consolidated financial statements of the Company,  adjusted (where appropriate) to reflect the turnover and/or total assets of any company or business subsequently acquired or disposed of; and

(d)           if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary of the Company, and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary of the Company; the subsequent financial statements of those Subsidiaries and the Company will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

Moody’s means Moody’s Investors Service, Inc.

Offer means the public take-over offer (Übernahmeangebot) pursuant to the WpÜG for the Shares (or, as the case may be, the Shares that are not already owned by Bidco) made or proposed to be made by Bidco.

Offer Document means the offer document (Angebotsunterlage) containing the Offer to holders of Shares.

Offer Publication Date means the date on which the Offer Document is published in accordance with sections 34, 14 of the WpÜG.

Original Financial Statements means in relation to the Company, the audited consolidated financial statements of the Company for the year ended 31st December 2005.

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Union for European Monetary Union.

Party means a party to this Agreement.

Press Release means the publication by Bidco of its decision to make the Offer pursuant to sections 34, 10 of the WpÜG.

Pro Rata Share means:

(a)           for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)           for any other purpose on a particular date:

(i)            the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)           if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date;

(iii)          if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled; or

(iv)          when the term is used in relation to a Facility, the above proportions but applied only to the Loans and Commitments for that Facility.

Rate Fixing Day means:

(a)           the second TARGET Day before the first day of a Term for a Loan; or

(b)           such other day as the Facility Agent reasonably determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means Citibank, N.A., Credit Suisse International and JPMorgan Chase Bank and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Repeating Representations means the representations set out under Clause 15 (Representations) (other than those set out in Clauses 15.9 (No material adverse change), 15.12 (Taxes on payments), 15.13 (Stamp duties) and, with respect to the Syndication Information only, 15.11 (Information)).

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Screen Rate means for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union, for Euros and the relevant Term displayed on the appropriate page of the Reuters screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

SEC means the U.S. Securities and Exchange Commission.

Second Completion Date means the date falling 14 days after the Initial Completion Date.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Selection Notice means a notice substantially in the form set out in Schedule 7 (Form of Selection Notice) given in accordance with paragraph (b) of Clause 9.1 (Selection - Loans)

Shares means all of the shares in the capital of the Target (including any shares of the Target issued while the Offer remains open for acceptance and any shares represented by ADRs) and any such shares issued or to be issued following the exercise of any stock options.

Squeeze-out means the compulsory acquisition procedures pursuant to sections 327a et seq. Stock Corporation Act in respect of the Shares of the shareholders of the Target (other than Bidco) who have not accepted the Offer.

Standard & Poor’s means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc.

Stock Corporation Act means the German Aktiengesetz as amended.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Syndicated Facility means the €7,000,000,000 syndicated term loan facilities entered into on or about the date of this Agreement made between, among others, the Company, and Citigroup Global Markets Limited and Credit Suisse International as mandated lead arrangers.

Syndication Letter means the syndication letter in relation to the Facilities dated on or about the date of this Agreement entered into by, among others, the Company and the Mandated Lead Arrangers (as at the date of this Agreement).

Syndication Information means all written information supplied by the Company to any Finance Party, including the Information Memorandum, for syndication purposes.

Target means Schering AG.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

Target Group means Target and its consolidated Subsidiaries.

Tax means any present and future tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders for a maximum amount of €7,000,000,000 to be made available under this Agreement, and when designated A or B, the aggregate of the Commitments of all the Lenders bearing that designation.

Transaction Document means an Acquisition Document and/or a Finance Document.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

US Dollars, US$ or USD means the lawful currency for the time being of the United States of America.

Utilisation Date means each date on which a Facility is utilised.

WpÜG means the German Securities Purchase and Take-over Act (Wertpapiererwerbs-und Übernahmegesetz).

1.2          Construction

(a)           In this Agreement, unless the contrary intention appears, a reference to:

(i)           an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)          assets includes present and future properties, revenues and rights of every description;

(iii)         an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)         disposal means a sale, transfer, grant or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)          indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future actual or contingent;

(vi)         know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) a customer;

(vii)        a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)       promptly is to be construed as “unverzüglich” (without undue delay) as contemplated in the first paragraph of Section 121 of the German Civil Code (Bürgertiches Gesetzbuch);

(ix)          a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)           securities includes bonds, notes, debentures, loan stock, hybrid securities, convertible securities and share capital instruments (whether bearer or registered and whether or not transferable);

(xi)          a currency is a reference to the lawful currency for the time being of the relevant country;

(xii)         a Default being outstanding means that it has not been remedied or waived;

(xiii)        a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiv)       a Clause, a Subclause or a Schedule is a reference to a clause, or subclause of, or a schedule to, this Agreement;

(xv)        a person includes its successors in title, permitted assigns and permitted transferees;

(xvi)       a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xvii)      a time of day is a reference to London time.

(b)           Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(xviii)     if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(xix)        if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(xx)         notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)           Unless the contrary intention appears:

(i)           a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)          a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)         any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company, or Commitment, is or may be outstanding under the Finance Documents.

(d)           The headings in this Agreement do not affect its interpretation;

1.3          Affiliates of Lenders

(a)           Each Lender may fulfil its obligations in respect of any utilisation through an Affiliate if:

(i)            the relevant Affiliate is a party to this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)           the utilisations in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company,

in this event, the Lender and the Affiliate will participate in those utilisations in the manner provided for in paragraph (ii) above.

(b)           If paragraph (a) applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

2              FACILITIES

2.1          The A Facility

2.2          Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility with an extension option in an aggregate amount equal to the Total A Commitments specified in Schedule 1 (Original Parties) as the same may be increased as a result of Clause 6.4 (Redesignation of B Commitments and B Facility (and Loans thereunder)).

2.3          The B Facility

2.4          Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total B Commitments specified in Schedule 1 (Original Parties) as the same may be decreased as a result of Clause 6.4 (Redesignation of B Commitments and B Facility (and Loans thereunder)).

2.5          Nature of a Party’s rights and obligations

Unless otherwise agreed by all the Parties:

(a)           the obligations of a Party under the Finance Documents are several;

(b)           failure by a Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)           no Party is responsible for the obligations of any other Party under the Finance Documents;

(d)           the rights of a Party under the Finance Documents are separate and independent rights;

(e)           a debt arising under the Finance Documents to a Party is a separate and independent debt; and

(f)            a Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3              PURPOSE

3.1          Purpose of the Facilities

The Company shall apply all amounts borrowed by it under the Facilities in or towards financing or refinancing:

(a)           the consideration payable by Bidco for Bidco’s acquisition of those Shares to be acquired:

(i)            pursuant to the Offer; and/or

(ii)           as a result of its implementing the Squeeze-out (if any); and

(b)           any costs, fees and expenses (and taxes thereon) associated with the Offer or the Squeeze Out.

3.2          No obligation to monitor

No Finance Party is bound to monitor or verify the application of a Loan or be responsible for, or for the consequences of, the utilisation of a Facility.

4              CONDITIONS PRECEDENT

4.1          Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2          Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)           subject to Clause 4.4 (Certain Funds), the Repeating Representations as repeated pursuant to Clause 15.16(b) (Times for making representations) are true and correct in all material respects;

(b)           subject to Clause 4.4 (Certain Funds), no Default is outstanding or would result from the Loan;

(c)           (in respect of the initial Loan made under this Agreement) upon the Loan being made and the proceeds thereof being applied in accordance with this Agreement the Target will be a Subsidiary of the Company; and

(d)           notwithstanding Clause 4.4 (Certain Funds) evidence that the Syndicated Facility will be drawn down by the Company in full at or before the first utilisation under this

Agreement and that the proceeds of the drawing under the Syndicated Facility are to be applied in or towards the Offer.

4.3          Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 6 Loans outstanding under each Facility.

4.4          Certain Funds

During the Certain Funds Period only unless a Certain Funds Default is continuing or would result from the proposed Loan, neither the Facility Agent nor any of the Lenders shall:

(a)           invoke any condition set out in paragraphs (a) or (b) of Clause 4.2 (Further conditions precedent) as a ground for refusing to make any Loan solely for purposes specified in paragraph (a) of Clause 3.1 (Purpose) (an “Offer Loan”) to the extent of its available Commitment in respect of any Facility;

(b)           exercise any right, power or discretion to terminate or cancel the obligation to make any Offer Loan, other than under Clause 7.1   (Mandatory prepayment and cancellation - illegality) or Clause 7.6 (Mandatory cancellation);

(c)           have or exercise any right of rescission or similar right or remedy which it or they may have in respect of this Agreement in respect of any Offer Loan;

(d)           take any step under Clause 18.9 (Acceleration) in respect of any Offer Loan or that part of the Commitments which may be used by way of Offer Loan; or

(e)           exercise any right of set-off or counterclaim in respect of any Offer Loan.

However, as soon as the Availability Period ends, all those rights, remedies and entitlements shall be available even though they have not been exercised or available during the Availability Period.

5              UTILISATION

5.1          Giving of Requests

(a)           The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)           Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 10.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)           Each Request is irrevocable.

5.2          Completion of Requests

A Request for a Loan under a Facility will not be regarded as having been duly completed unless:

(a)           it identifies the Facility under which the Loan is to be made;

(b)           the Utilisation Date is a Business Day falling within the Availability Period;

(c)           it contains the relevant payment instructions;

(d)           the amount of the Loan requested is:

(i)            a minimum of €10,000,000 or such other amount as the Facility Agent may agree; or

(ii)           the maximum undrawn amount available under this Agreement for Loans under the relevant Facility on the proposed Utilisation Date;

(e)           the proposed currency and Term comply with this Agreement; and

(f)            a Request is also being made for a utilisation under the other Facility in an amount proportionate to the Commitments of the Facilities and having the same proposed Utilisation Date.

5.3          Advance of Loan

(a)           The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)           The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)           No Lender is obliged to participate in a Loan if and to the extent, as a result:

(i)            its share in the outstanding Loans under the relevant Facility would exceed its Commitment for that Facility; or

(ii)           the Loans would exceed the Total Commitments.

(d)           If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Company on the Utilisation Date.

6             REPAYMENT

6.1          Repayment of Facility A Loans

(a)           Subject to paragraph (b) below, the Company shall repay each Facility A Loan on its Final Maturity Date.

(b)           If it exercises the Extension Option in relation to a Loan under the A Facility in accordance with Clause 6.3 (Extension Option), the Company shall repay that Loan under the A Facility on its Final Maturity Date as extended by that Clause.

6.2          Repayment of the B Facility

The Company must repay each Loan made to it under the B Facility in full on its Final Maturity Date.

6.3          Extension Option

(a)           The Company may exercise the extension option by notice to the Facility Agent not less than 30 (nor more than 60) days before the then Final Maturity Date of the A Facility. Only one such notice may be given which shall be irrevocable. No such notice may be given unless all of the original A Commitments (as defined in the Syndicated Facility) are also on or before such notice extended to the same Final Maturity Date.

(b)           That notice shall:

(i)            specify the Loan(s) under the A Facility in relation to which the Extension Option is being exercised; and

(ii)           specify the date to which the then Final Maturity Date of Facility A is to be extended, which shall be not later than two years less one day from the date of this Agreement.

(c)           The Facility Agent shall promptly notify each Lender of the Loans specified in that notice and the new Final Maturity Date of the A Facility.

(d)           If the Extension Option is so exercised then:

(i)            on the Extension Date, the Company shall pay to the Facility Agent (for the account of each Lender under the A Facility) a fee of 0.05 per cent. flat on that Lender’s participation in the Loan(s) under the A Facility in relation to which the Extension Option has been exercised;

(ii)           on the Extension Date, any available Commitment under the A Facility shall be automatically cancelled to the extent not already cancelled; and

(iii)          on the Extension Date, the Final Maturity Date of the A Facility shall be extended to the date specified in accordance with paragraph (b)(ii) above.

6.4          Redesignation of B Commitments and B Facility (and Loans thereunder)

If the mandated lead arrangers under the Syndicated Facility confirm completion in their opinion (acting reasonably) of the syndication of the facilities under the Syndicated Facility, then all of the B Commitments and B Facility (and Loans thereunder) designated as B shall be redesignated as A for all purposes under this Agreement and all such Commitments and Facility (and Loans thereunder) thereafter shall be added to, and treated as part of, the A Commitments and the A Facility (and the Loans thereunder).

7              PREPAYMENT AND CANCELLATION

7.1          Mandatory prepayment and cancellation - illegality

(a)           A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)           After notification under paragraph (a) above:

(i)            the Company must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)           the Commitments of that Lender will be immediately cancelled.

(c)           The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)            the Business Day following receipt by the Company of notice from the Lender under paragraph (a) above; or

(ii)           if later, the latest date allowed by the relevant law, but in any event no later than the last day of the current Term of that Loan.

7.2          Mandatory prepayment - disposals

(a)           If any member of the Group disposes of any assets including shares to an entity that is not a member of the Group the net proceeds of any such disposal (not being a disposal permitted by paragraphs (b)(i) and (ii) of Clause 17.6 (Disposals)) (Disposal Proceeds) shall, if in excess of  €250,000,000 (or its equivalent in other currencies) in aggregate during the life of the Facilities and in excess of  €100,000,000 individually be applied in prepayment of the Facilities in accordance with Clause 7.9 (Application of prepayments). Any such prepayment will be made at the end of the then current Term next to expire.

(b)           Notwithstanding paragraph (a),  if any Disposal Proceeds are received by a member of the Group prior to the end of the Availability Period, only to the extent that the Disposal Proceeds exceed the maximum amount available under the Facilities at such time that is or will be cancelled in accordance with Clause 7.6(c) (Mandatory cancellation) shall such Disposal Proceeds be applied in accordance with paragraph (a) above.

7.3          Mandatory prepayment - receipts

(a)           If any member of the Group receives net proceeds from any public or private bond or any issue, sale or public offering of any debt or equity security (including any preference share), any convertible instrument, hybrid instrument issued by any member of the Group (Net Proceeds) that are not Excluded Proceeds (as defined below) then it shall procure that any such Net Proceeds are applied in repayment of the Facilities. Such prepayment shall be made at the end of the then current Term next to expire. Excluded Proceeds are Net Proceeds:

(i)            resulting from an asset-backed securitisation only to the extent that the outstandings thereunder at such time when aggregated with those from any other such asset-backed securitisation do not exceed €500,000,000 (or its equivalent in other currencies);

(ii)           resulting from a commercial paper programme;

(iii)          received by a member of the Group not incorporated in or otherwise organised in any country in western Europe or the United States of America and which are applied by such entity towards meeting its domestic payment obligations or expenses or, as the case may be, such obligations or expenses of other members of the Group incorporated in or otherwise organised in such country; or

(iv)          resulting from the Company’s Medium Term Notes programme in existence as at the date of this Agreement or any replacement thereof provided that (A) the maturity of each note (each a Short Term Note) the proceeds of which are taken into account for the purpose of this paragraph was not greater than one year from its date of issue; and (B) only to the extent that the aggregate outstandings thereunder at such time do not exceed €250,000,000 (or its equivalent in other currencies) above the aggregate amount of Short Term Notes (if any) in existence as at the date of this Agreement.

(b)           Notwithstanding paragraph (a), in the case of any Net Proceeds being received by any member of the Group prior to the end of the Availability Period, only to the extent that the Net Proceeds exceed the maximum amount available under the Facilities at such time that is or will be cancelled in accordance with Clause 7.6(c) (Mandatory cancellation) shall such Net Proceeds be applied in accordance with paragraph (a) above.

7.4          Change of control

(a)           The Company must promptly notify the Facility Agent if it becomes aware of any person or group of persons acting in concert having gained control of the Company.

(b)           After notification under paragraph (a) above and upon the expiration of a period of one month after such notification (or such longer period as agreed between the Company and the Facility Agent, acting on the instructions of the Majority Lenders, if the Majority Lenders so require, the Facility Agent must, by notice to the Company, reduce the Total Commitments to zero.

(c)           After notification that the Total Commitments are reduced to zero under paragraph (b) above, the Company must immediately ensure that on the earlier of (i) the day falling one month after such notice of reduction and (ii) the last day of the respective Terms of such outstanding Loans, the aggregate amount of outstanding Loans does not exceed the Total Commitments.

(d)           In paragraph (a) above:

control means the power to direct shareholder-determined composition of the supervisory board, or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise; and

acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal).

7.5          Voluntary prepayment

(a)           The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay any Loan at any time in whole or in part.

(b)           A prepayment of a part of a Loan must be in a minimum amount of €10,000,000 and shall be applied in accordance with Clause 7.9 (Application of prepayments).

(c)           Until such time as the Loans have been repaid in full and there are no outstanding obligations under this Agreement the Company shall not prepay any amounts under the Syndicated Facility.

7.6          Mandatory cancellation

(a)           The Commitments of each Lender under a Facility will be automatically cancelled at the close of business on the last day of the Availability Period of the relevant Facility.

(b)           If:

(i)            the Press Release is not issued within 30 days after the date of this Agreement (or such longer period as the Facility Agent may agree); or

(ii)           the Offer Document is not published within seven weeks after the date of issue of the Press Release (or such longer period as the Majority Lenders and BaFin may agree, the consent of the Majority Lenders not to be unreasonably withheld),

all the Commitments will be immediately and automatically cancelled.

(c)           If any member of the Group receives any Net Proceeds Disposal Proceeds prior to the end of the Availability Period the Total A Commitments and Total B Commitments shall each be immediately and automatically cancelled by an amount equal to 50 per cent, of such Net Proceeds or, as the case may be, Disposal Proceeds. Provided that to the extent the Net Proceeds or, as the case may be, Disposal Proceeds exceed the maximum amount available under any Facility to be cancelled the excess shall be used to cancel the remaining Facility.

7.7          Voluntary cancellation

(a)           The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Commitments in whole or in part provided that no cancellation may be made by the Company during the Offer Period.

(b)           Partial cancellation of Commitments must be in a minimum amount of €10,000,000.

(c)           Any cancellation in part will be applied against the Commitment of each Lender pro rata.

(d)           The Company may not exercise its right to voluntarily cancel all or any Commitment under the Syndicated Facilities unless at such time all the available Commitments have been cancelled under the Facilities and all outstandings under the Facilities have been discharged.

7.8          Involuntary prepayment and cancellation

(a)           If the Company is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)           After notification under paragraph (a) above:

(i)            the Company must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)           the Commitments of that Lender will be immediately cancelled.

(c)           The date for repayment or prepayment of a Lender’s share in a Loan will be the last day of the Term for that Loan or, if earlier, the date specified by the Company in its notification.

7.9          Application of prepayments

(a)           In the event of a prepayment being required to be made pursuant to Clause 7.2 (Mandatory prepayment - disposals), Clause 7.3 (Mandatory prepayment -receipts) or Clause 7.5 (Voluntary prepayment), until such time as a Facility has been repaid in full an amount equal to 25 per cent, of such Net Proceeds or Disposal Proceeds shall be applied in prepayment of Facility A and 75 per cent, in prepayment of Facility B. If any amount is not required to be so applied in prepayment of a Facility as such Facility has been repaid in full, such amount shall be applied in prepayment of the remaining Facility.

(b)           Where there is any prepayment of a Loan, the relevant Commitments will, at the same time, be permanently reduced by the amount prepaid.

7.10        Partial prepayment of Loans

(a)           Any partial prepayment of a Loan will be applied in accordance with Clause 7.9 (Application of prepayments).

(b)           No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed.

7.11        Miscellaneous provisions

(a)           Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)           All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)           The Majority Lenders may agree on a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)           No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)           No amount of the Commitments cancelled under this Agreement may subsequently be reinstated.

8              INTEREST

8.1          Calculation of interest - Loans

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of:

(a)           the Margin;

(b)           EURIBOR; and

(c)           Mandatory Cost.

8.2          Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

8.3          Margin adjustments

(a)           The Company must notify the Facility Agent forthwith at any time there is a change in the long term credit rating assigned to the Company by either Moody’s or S&P or a cessation in any such rating being assigned.

(b)           No change in the Margin pursuant to paragraphs (c) and (e) of this Clause shall apply prior to 31 December 2006.

(c)           Subject to paragraphs (b), (d) and (e) of this Clause, the Margin in respect of Loans under the A Facility and Loans under the B Facility will be the percentage rate indicated in the table below and such percentage will apply to each Loan made or (if outstanding) from the start of its next Term after the change in rating:

Long term credit rating	Margin (per cent. per annum)
	A Facility	B Facility
A2/A	0.20	0.25
A3/A-	0.25	0.30
Baa1/BBB+	0.30	0.35
Baa2/BBB	0.35	0.40
Baa3/BBB-	0.45	0.50
Below Baa3/BBB-	0.60	0.65

(d)           Notwithstanding paragraph (b) above, for so long as:

(i)            an Event of Default is outstanding; or

(ii)           a long term rating ceases to be assigned to the Company by Moody’s and S&P,

the applicable Margin in respect of the Loans under the A Facility and Loans under the B Facility will be the highest applicable rate for the relevant Facility set out in the table in paragraph (c) above.

(e)           Subject to paragraph (b) of this Clause, if at any time there is a difference in the long term credit rating assigned to the Company by each of Moody’s and S&P, the Margin will be determined on the basis of the average of the Margins applicable to each of such ratings and if only one of Moody’s and S&P assigns to the Company a long term credit rating, the Margin will be determined on the basis of such long term credit rating only.

8.4          Interest on overdue amounts

(a)           If the Company fails to pay to any Finance Party any amount other than interest payable by it under the Finance Documents (overdue amount), it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)           Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)            select successive Terms of any duration of up to three months; and

(ii)           determine the appropriate Rate Fixing Day for that Term.

(c)           Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)            the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)           the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)           Each Finance Party shall be entitled to claim from the Company further compensation for any further losses incurred and/or damages suffered as a result of the Company having failed to pay any amount payable by it to any Finance Party under the Finance Documents on the due date for such payment.

8.5          Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9              TERMS

9.1          Selection - Loans

(a)           Each Loan has successive Terms.

(b)           The Company must select the first Term for a Loan in the relevant Request and each subsequent Term in an irrevocable Selection Notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for a Loan will start on its Utilisation Date or on the expiry of the preceding Term applicable to that Loan.

(c)           Subject to the following provisions of this Clause, each Term for a Loan will be one month or any other period agreed by the Company and the Facility Agent.

9.2          Consolidation - Loans

Unless otherwise requested by the Company in respect of a particular Loan, a Term for a Loan will end on the same day as the current Term for any other Loan borrowed under the same Facility the Term of which also ends on such day. On the last day of those Terms, those Loans unless otherwise requested will be consolidated and treated as one Loan.

9.3          No overrunning

If a Term for any Loan would otherwise extend beyond the Final Maturity Date for that Loan, it will be shortened so that it ends on that date.

9.4          Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans, provided that no Term in excess of six months may be agreed by the Facility Agent without the prior agreement of all the Lenders.

9.5          Notification

The Facility Agent must notify and the Lenders of the duration of each Term promptly after ascertaining its duration.

10           MARKET DISRUPTION

10.1        Failure of a Reference Bank to supply a rate

If EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2        Market disruption

(a)           In this Clause, each of the following events is a market disruption event:

(i)            EURIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)           the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 45 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of EURIBOR for the relevant Term.

(b)           The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)           After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)            Margin;

(ii)           rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may in the ordinary course of business reasonably select (and the Company may in such case reasonably request from such Lender evidence how such refinancing costs have been determined); and

(iii)          Mandatory Cost.

10.3        Alternative basis of interest or funding

(a)           If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan, which alternative basis shall be applicable for so long as the market disruption event persists.

(b)           Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

11           TAXES

11.1        Tax gross-up

(a)           The Company must make all payments to be made by it to any Finance Party under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)           If the Company is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. Similarly, a Lender shall inform the Facility Agent on becoming so aware in respect of a payment payable to that Lender. The Facility Agent must then promptly notify the affected Parties.

(c)           Except as otherwise provided for herein, if a Tax Deduction is required by law to be made by the Company or the Facility Agent, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves a net amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)           If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time required by law.

(e)           Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.2        Tax indemnity

(a)           Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (acting reasonably) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) by it under a Finance Document.

(b)           Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)            that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)           that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)           A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

11.3        Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party (acting reasonably) determines that:

(a)           a Tax Credit is attributable to that Tax Payment; and

(b)           it has obtained, utilised and fully retained that Tax Credit,

the Finance Party must pay an amount to the Company which that Finance Party determines (acting reasonably) will leave that Finance Party (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been made by the Company.

11.4        Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

11.5        Value added taxes

(a)           Any amount (including costs and expenses) payable to a Finance Party under a Finance Document by the Company is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Company must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)           The obligation of the Company under paragraph (a) above will be reduced to the extent that the Finance Party is entitled to repayment or a credit in respect of the relevant Tax.

12           INCREASED COSTS

12.1        Increased Costs

Except as provided below in this Clause, the Company must pay to a Lender the amount of any Increased Cost incurred by that Lender or its Holding Company as a result of:

(a)           the introduction of, or any change in, or any change in the interpretation or application by any authority charged with the administration or application of, any law or regulation; or

(b)           compliance with any law or regulation in respect of requirements imposed after the date of this Agreement,

in each case occurring or made after the date of this Agreement.

12.2        Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)           compensated for under another Clause or would have been but for an exception to that Clause;

(b)           a tax on the overall net income of a Finance Party or any of its Affiliates; or

(c)           attributable to a Finance Party or its Affiliate failing to comply with any law or regulation.

12.3        Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount of, the claim.

13           MITIGATION

13.1        Mitigation

(a)           Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)            any Tax Payment or Increased Cost being payable to that Finance Party; or

(ii)           that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)           The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(c)           A Finance Party is not obliged to take any step under this Subclause if, in the reasonable opinion of that Finance Party, to do so might be prejudicial to it.

13.2        Conduct of business by a Finance Party

No term of this Agreement will:

(a)           interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)           oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14           PAYMENTS

14.1        Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in the principal financial centre of a Participating Member State or London, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2        Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

14.3        Distribution

(a)           Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of a Participating Member State or London, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)           The Facility Agent may apply any amount received by it for the Company in or towards payment (as soon as practicable after receipt) of any amount due from the Company under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)           Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4        Currency

(a)           Unless a Finance Document specifies that payments under it are to be made in a different manner,  the currency of each amount payable under the Finance Documents to a Finance Party is determined under this Clause.

(b)           Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)           A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)           Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(e)           Each other amount payable under the Finance Documents is payable in Euro.

14.5        No set-off or counterclaim

All payments made by the Company under the Finance Documents to a Finance Party must be made without set-off or counterclaim.

14.6        Business Days

(a)           If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)           During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7        Partial payments

(a)           If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)            first,  in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)           secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)          thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)           The Facility Agent must, if so directed by all the Lenders under the relevant Facility, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)           This Subclause will override any appropriation made by the Company.

14.8        Timing of payments

If a Finance Document does not provide for when a particular payment to a Finance Party is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15           REPRESENTATIONS

15.1        Representations

Unless specified otherwise below, the representations set out in this Clause are made by the Company with respect to itself and its consolidated Subsidiaries (where applicable).

15.2        Status

It is (in the case of the Company) a stock corporation (Aktiengesellschaft) and (in the case of Bidco) a limited liability company, in each case duly incorporated and validly existing under the laws of Germany.

15.3        Powers and authority

It and Bidco has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

15.4        Legal validity

Subject to any general principles of law limiting its obligations, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

15.5        Non-conflict

The entry into and performance by it and Bidco of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)           any material law or regulation applicable to it;

(b)           its constitutional documents;

(c)           the Existing Facility; or

(d)           any document which is binding upon it or any of its assets if such conflict would have a Material Adverse Effect.

15.6        No default

No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document.

15.7        Authorisations

All authorisations required by it and Bidco in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

15.8        Financial statements

Its audited (if available, consolidated) financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement in relation to the Company are the Original Financial Statements):

(a)           have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)           give a true and fair view of its (if applicable, consolidated) financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

15.9        No material adverse change

In the case of the Company only there has been no material adverse change in its consolidated financial condition since the date to which its Original Financial Statements were drawn up.

15.10      Litigation

No litigation, arbitration or administrative proceedings are current or, to the best of its knowledge, after having duly enquired, pending or credibly threatened, which (i) are reasonably likely to be adversely determined and (ii) if adversely determined, are likely to have a Material Adverse Effect.

15.11      Information

(a)           All written factual information supplied by it or Bidco to any Finance Party was true, complete and accurate in all material respects and was,  at that date,  not misleading in any respect.

(b)           So far as the Company is aware, all expressions of opinion or intention by, and all financial projections or forecasts provided by or on behalf of, the Company and contained in the Information Memorandum have been prepared on the basis of publicly available historical information and on the basis of assumptions which the Company considered at the time they were prepared to be fair and reasonable (as at the date of the Information Memorandum) and, in each case, were arrived at after careful consideration.

(c)           So far as the Company is aware, as at the date of issuance of the Information Memorandum no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum and no information has been given or withheld that results in the material factual information contained in the Information Memorandum being untrue or misleading in any material respect.

15.12      Taxes on payments

As at the date of this Agreement, all amounts payable by the Company to any Finance Party under the Finance Documents may under the laws of Germany in force at the date hereof be made without any Tax Deduction.

15.13      Stamp duties

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable under the federal, state or local laws of its jurisdiction of incorporation in force at the date hereof in respect of any Finance Document, except to the extent the imposition of such Tax or charge or the payment thereof by a member of the Group would not reasonably be expected to result in a Material Adverse Effect.

15.14      Pari passu ranking

Its payment obligations towards the Finance Parties under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

15.15      Environmental Compliance

(a)           Except where a failure to do so would not result in a Material Adverse Effect, each member of the Group is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it.

(b)           It is to the best of its knowledge after due inquiry not aware of:

(i)            any Environmental Claim current, pending or credibly threatened; or

(ii)           any circumstances reasonably likely to result in an Environmental Claim,

which, in either case, if substantiated, is reasonably likely to have a Material Adverse Effect.

15.16      Times for making representations

(a)           The representations set out in this Clause are made by the Company on the date of this Agreement.

(b)           Each Repeating Representation is expressly repeated by the Company in relation to a Request made by it on the date of each Request in such Request and deemed to be repeated on each Utilisation Date and at the start of each Term.

(c)           When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

16           INFORMATION COVENANTS

16.1        Financial statements

(a)           The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)            its audited unconsolidated and audited consolidated financial statements for each financial year ending before the Final Maturity Date; and

(ii)           its quarterly consolidated financial statements and its interim consolidated financial statements for the first three financial quarters of each financial year ending before the Final Maturity Date.

(b)           All financial statements must be supplied as soon as they are publicly available and:

(i)            in the case of the Company’s audited financial statements for a financial year, within 120 days; and

(ii)           in the case of the Company’s quarterly financial statements and in the case of its interim financial statements, within 90 days,

of the end of the relevant financial period.

16.2        Form of financial statements

(a)           The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b)           The Company must notify the Facility Agent of any material change to the basis on which its audited financial statements are prepared, to the extent they are not referred to in the notes thereto.

(c)           If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)            a full description of any change notified under paragraph (b) above; and

(ii)           sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to the Facility Agent under this Agreement.

(d)           If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agree on any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been if the change notified under paragraph (b) above had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders binding on all the Parties.

(e)           If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, any necessary determination under this Agreement will be made as if the changes to the basis on which its audited financial statements are prepared had not occurred.

16.3        Compliance Certificate

(a)           With each set of financial statements sent by it to the Facility Agent under this Agreement, the Company must supply to the Facility Agent a Compliance Certificate.

(b)           A Compliance Certificate is a certificate which:

(i)            is signed by two duly authorised officers of the Company;

(ii)           lists (but only when delivered together with a set of audited consolidated financial statements of the Company to be delivered hereunder) the Material Subsidiaries of the Company at the date of such audited consolidated financial statements; and

(iii)          either states that no Event of Default is outstanding or gives reasonable details of any outstanding Event of Default and of any steps being taken to remedy it.

16.4        Information - miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)           copies of all documents despatched by the Company, (i) to its shareholders (or any class of them); or (ii) to its creditors generally or any class of them at the same time as they are despatched;

(b)           promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, credibly threatened or pending against a member of the Group and which might, if adversely determined, have a Material Adverse Effect;

(c)           promptly upon reasonable request, a list of its then current Material Subsidiaries; and

(d)           promptly on request, such further information regarding the financial condition and operations of the Company and/or the Group as any Finance Party through the Facility Agent (in line with customary banking practice and regulatory requirements) may reasonably request.

16.5        Notification of Default

(a)           The Company must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)           Promptly on reasonable request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised officers on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

16.6        Year end

The Company must not change its financial year end.

16.7        Know your customer requirements

(a)           Subject to paragraph (b) below the Company must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender which is another Lender or an Affiliate of a Lender or where the Company has consented (to the extent it is required to do so) to the assignment or transfer to such prospective new Lender or where a Default is outstanding) to enable a Finance Party or such prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)           The Company is only required to supply any information under paragraph (a) above, if the necessary information is not already available to the relevant Finance Party and the requirement arises as a result of:

(i)            the introduction of any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)           any change in the status of the Company after the date of this Agreement; or

(iii)          a proposed assignment by the Lender of its rights or the transfer by the Lender of its rights and obligations under this Agreement to a person that is not a Lender before that assignment or transfer.

(c)           Each Lender must promptly on request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

17           GENERAL COVENANTS

17.1        General

The Company agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to a member of the Group, it must ensure to the extent legally possible that each of its respective Subsidiaries performs that covenant.

17.2        Authorisations

It must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

17.3        Compliance with laws

Except where a failure to do so would not result in a Material Adverse Effect, each member of the Group must comply in all respects with all laws to which it is subject.

17.4        Pari passu ranking

It must ensure that its payment obligations towards the Finance Parties under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.5        Negative pledge

(a)           Except as provided below, no Material Group Member may create or allow to exist any Security Interest on any of its assets.

(b)           Paragraph (a) does not apply to:

(i)            any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)           any Security Interest arising by operation of law and in the ordinary course of business;

(iii)          any Security Interest on an asset, or an asset of any person, acquired by a member of the Group but only to the extent that the principal amount secured by that Security Interest has not been increased since the acquisition, provided that the aggregate amount of indebtedness secured by any Security Interest in reliance on this Subclause may throughout the lifetime of this Agreement not exceed €50,000,000 (or its equivalent in other currencies);

(iv)          any Security Interest arising under customary general business conditions in the ordinary course of business;

(v)           any Security Interest approved prior to its creation by the Majority Lenders;

(vi)          any Security Interest arising from or related to the Bayer Corporation Sale-Leaseback Transaction;

(vii)         any Security Interest created in connection with an asset-backed securitisation of a member of the Group, provided that the aggregate principal amount at any time secured by any Security Interest created in reliance on this Subclause may throughout the lifetime of this Agreement not exceed €2,000,000,000 (or its equivalent in other currencies);

(viii)        any Security Interest arising from or related to a disposal or lease-out of assets to any person whose core business is the leasing business (Leasinggesellschaften) not to exceed in the aggregate €1,000,000,000 (or its equivalent in other currencies) per year (as from the date hereof);

(ix)           any Security Interest created over assets generated in Brazil by a member of the Group incorporated in Brazil securing indebtedness of a member of the Group incorporated in Brazil (X) not to exceed in the aggregate the equivalent of US$610,000,000 less the amount (subject to an aggregate maximum deduction of US$500,000,000) of assets disposed of in reliance on Clause 17.6(b)(v) (this deduction to be calculated anew for each year (as from the date hereof)) and (Y) owed to financial institutions where the creditor of such indebtedness has no recourse to any other member of the Group or other assets of any other member of the Group, unless such other member of the Group is incorporated in Brazil;

(x)            any Security Interest created over trade receivables generated by a member of the Group (other than the Company) securing indebtedness of a member of the Group incurred in connection with factoring arrangements not to exceed in the aggregate the equivalent of €330,000,000 less the amount of trade receivables disposed of in reliance on Clause 17.6(b)(x);

(xi)           any Security Interest securing obligations pursuant to and/or incurred in order to comply with Section 8a of the German Altersteilzeitgesetz;

(xii)          any Security Interest over any assets located in the People’s Republic of China securing indebtedness denominated in US Dollars or Chinese Renminbi of members of the Group incorporated in the People’s Republic of China not exceeding in aggregate €1,500,000,000 or their equivalent at any time; and

(xiii)         any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs) does not exceed €250,000,000 or its equivalent at any time.

17.6        Disposals

(a)         Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)           Paragraph (a) does not apply to any disposal:

(i)            made in the ordinary course of trading of the disposing entity;

(ii)           of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)          of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant member of the Group, in each case on normal commercial terms and on an arm’s length basis;

(iv)          of assets to any person whose core business is the leasing business (Leasinggesellschaften) not to exceed in the aggregate €1,000,000,000 per year (as from the date hereof);

(v)           of assets generated in Brazil by a member of the Group incorporated in Brazil to financial institutions not to exceed in the aggregate the equivalent of US$580,000,000 per year (as from the date hereof) less the amount (subject to an aggregate maximum deduction of US$500,000,000) of indebtedness in respect of which Security Interests have been created in reliance on Subclause 17.5(b)(ix) where the acquirer of such assets has no recourse to any other member of the Group or other assets of any other member of the Group, unless such other member of the Group is incorporated in Brazil;

(vi)          made by one member of the Group to another member of the Group;

(vii)         made with the prior consent of the Majority Lenders;

(viii)        of receivables by way of sale on a non-recourse basis into a special purpose vehicle for the issuance of asset-backed securities (whether on the basis of a one time sale or revolving sale through a conduit or through term securities), provided that on any one day during the lifetime of this Agreement the aggregate amount of receivables so sold and outstanding to such special purpose vehicle shall not exceed €2,000,000,000 (or its equivalent in other currencies);

(ix)           the net proceeds of which are reinvested in a timely manner in similar or equivalent assets or applied towards the refinancing of an indebtedness incurred for the purpose of financing of the acquisition of such assets;

(x)            of trade receivables generated by a member of the Group by way of sale on a non-recourse basis provided that the amount outstanding at any one time on such trade receivables disposed of shall not exceed in the aggregate the equivalent of €330,000,000 less the amount of indebtedness in respect of which Security Interests have been created in reliance on Clause 17.5(b)(x);

(xi)          of assets made in compliance with mandatory requirements stipulated by competent antitrust authorities in connection with the approval process for acquisitions;

(xii)         of operations reported as discontinuing operations in the Original Financial Statements of the Company;

(xiii)        of assets in connection with the funding of special purpose vehicles or trusts assuming the obligation to fulfil pension obligations of any member of the Group (commonly referred to as collateralised trust arrangements); or

(xiv)        any others on an arm’s length basis and at fair market value, provided that the aggregate net proceeds during any year (as from the date hereof) resulting from disposals made in reliance on this Subclause must not exceed 25 per cent. of the total consolidated assets or (if higher) the total consolidated net revenues (sales) of the Group, each as determined by reference to the Company’s most recent audited annual consolidated financial statements. Net proceeds from disposals made in reliance on this sub-paragraph must during the lifetime of this Agreement in the aggregate not exceed 50 per cent. of the total consolidated assets or (if higher) the total consolidated net revenues (sales) of the Group as determined by reference to the Original Financial Statements of the Company.

17.7        Change of business

It must ensure that no change is made to the general nature of the business of it or the Group from that carried on at the date of this Agreement which would be material in the context of the business of the Group taken as a whole.

17.8        Mergers

The Company may not enter into any merger with any other person without the prior consent of the Majority Lenders, unless:

(a)           it (in case it is the surviving entity) or the entity with or into which it is merged and which is the new or surviving entity shall have a credit rating assigned by Moody’s and/or Standard & Poor’s equivalent to or better than the credit rating assigned to it immediately prior to such merger (without regard to any downgrading in connection with such merger); and

(b)           it (if it is the surviving entity) retained or such entity assumed (by way of operation of law or otherwise in form and substance satisfactory to the Facility Agent) all obligations of the Company hereunder, provided that nothing in this Clause 17.8 (Mergers) shall be construed so as to restrict any of the rights of the Finance Parties under this Agreement in connection with any Event of Default that occurs after giving effect to such merger.

In the absence of both Moody’s and Standard & Poor’s credit ratings, the Majority Lenders’ assessment shall be used instead.

17.9        Environmental matters

(a)           Except where a failure to do so would not result in a Material Adverse Effect, each member of the Group must ensure that it is and will continue to be in compliance with all Environmental Law and Environmental Approvals applicable to it.

(b)           It must promptly upon becoming aware notify the Facility Agent of:

(i)            any Environmental Claim current, or to its knowledge, pending or threatened; or

(ii)           any circumstances reasonably likely to result in an Environmental Claim,

which, if substantiated, is reasonably likely to have a Material Adverse Effect or result in any liability for a Finance Party.

17.10      Offer related undertakings

(a)           The Company shall ensure that Bidco complies in all material respects with all applicable laws and regulations concerning the Offer (in particular, but not limited to the WpÜG).

(b)           The Company shall ensure that the Press Release and Offer Document and any other publications and documents relating to the Offer will be promptly supplied to the Facility Agent and contain all the material terms and conditions of the Offer including (if applicable) Bidco’s intention to conduct the Squeeze-out.

(c)           The Company shall ensure that Bidco will not without the written consent of the Facility Agent (acting on the instructions of all Lenders):

(i)            deviate in the Offer Document from the Press Release in relation to:

(A)          the identity of the bidder and the Target;

(B)          the amount of consideration for the Shares;

(C)          cartel clearance from cartel and antitrust authorities;

(D)          the conditions of the Offer; or

(E)           any other material aspect of the Offer in particular from those conditions which are set out in the Press Release.

(ii)           change, amend, novate, waive, rescind, terminate, contest or decide not to enforce, in whole or in part, any material term or material condition of the Offer Document (it being agreed that the acceptance period relating to the Offer is not, until the expiry of the Certain Funds Period, a material condition of the Offer Document);

(iii)          declare or accept or treat as satisfied any condition of the Offer; or

(iv)          issue or allow to be issued on its behalf any press release or other publicity which refers to any Facility or any Finance Party unless the publicity is required by law or has been consented to by the Majority Lenders in writing.

(d)           The Company shall ensure that no action is taken by or on behalf of any member of the Acquisition Group (including Bidco) or any Person acting in concert with any member of the Acquisition Group which would or may require an increase in the offer price for the Shares, or the total consideration payable for all the Shares to which the Offer relates, above a level agreed between the Company and the Facility Agent (acting on the instructions of all Lenders) except with the prior consent of the Facility Agent (acting on the instructions of all Lenders).

(e)           The Company shall keep the Facility Agent informed in all material respects as to the status and progress of the Offer and, in particular, will from time to time and promptly upon request give to the Mandated Lead Arrangers or the Facility Agent details of the current level of acceptances of the Offer.

(f)            The Company shall ensure that no member of the Group apart from Bidco shall hold or purchase Shares and that such Shares are, or will be upon acquisition, owned by it free from any Security Interest.

(g)           The Company shall ensure that after the taking effect of the Squeeze-out (if any) the Shares will as soon as is reasonably practicable be delisted from any relevant stock exchange.

17.11      United States laws

(a)           In this Subclause:

ERISA means the United States Employee Retirement Income Security Act of 1974 as amended.

ERISA Affiliate means any person treated as a single employer with Bayer Corporation under section 414(b) or (c) of the Code or, solely for the purposes of section 302 of ERISA or section 412 of the Code, under any other provision of section 414 of the Code.

Multiemployer Plan means a multiemployer plan as defined in section 4001(a)(3) of ERISA to which Bayer Corporation or any ERISA Affiliate makes or is required to make contributions, or during the preceding five plan years has made or been obligated to make contributions.

Plan means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Reportable Event means:

(i)            an event specified as such in section 4043 of ERISA or any related regulation issued thereunder with respect to a Plan, other than an event in relation to which the requirement to give notice of that event is waived; or

(ii)           the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived.

(b)           Neither the Company nor Bayer Corporation may use any Loan, directly or indirectly, for any purpose that would result in a violation of Regulation U or X of the Board of Governors of the United States Federal Reserve System.

(c)           Neither the Company nor Bayer Corporation may use any part of any Loan to acquire any security in a transaction if that act would constitute a material violation of section 13 or 14 of the United States Securities Exchange Act of 1934.

(d)           The Company will procure that Bayer Corporation must promptly upon becoming aware of it notify the Facility Agent of:

(i)            any Reportable Event; and

(ii)           the termination (or any circumstances reasonably likely to result in the termination) of any Plan or withdrawal from, or any circumstances reasonably likely to result in the withdrawal from, any Multiemployer Plan, in each case to the extent such occurrence is reasonably expected to have a Material Adverse Effect.

(e)           The Company will procure that Bayer Corporation and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security Interest under ERISA on any of its assets which his reasonably likely to have a Material Adverse Effect.

18           EVENTS OF DEFAULT

(a)           Each of the events set out in this Clause is an Event of Default.

(b)           Without prejudice to the provisions of this Agreement, Section 490 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch) shall be disapplied.

(c)           In this Clause, Permitted Transaction means:

(i)            an intra-Group re-organisation of a Material Subsidiary on a solvent basis; or

(ii)           any other transaction agreed by the Majority Lenders.

18.1        Non-payment

The Company does not pay on the due date any amount payable by it to the Finance Parties under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)           is caused by technical failure or administrative error; and

(b)           is remedied within five Business Days of the due date.

18.2        Breach of other obligations

(a)           The Company does not comply with any obligation under any of paragraphs (c) or (d) of clause 17.10 (Offer related undertakings).

(b)           The Company does not comply with any obligation (other than the obligations referred to under Clause 18.1 (Non-payment)) and paragraph (a) above towards the Finance Parties under the Finance Documents, unless the non-compliance:

(i)            is capable of remedy; and

(ii)           is remedied within twenty days of the Facility Agent giving notice of the non-compliance.

18.3        Misrepresentation

A representation made or repeated by the Company in any Finance Document or in any document delivered by or on behalf of it under any Finance Document is incorrect in any material respect when made or deemed to be repeated and such incorrectness, if capable of remedy, is not remedied within twenty days of the Facility Agent giving notice of the incorrectness.

18.4        Cross-acceleration

Any of the following occurs in respect of a Material Group Member:

(a)           any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period); or

(b)           any of its Financial Indebtedness becomes prematurely due and payable as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than €150,000,000 or its equivalent.

18.5        Insolvency

(a)           Any Material Group Member incorporated in Germany is unable to pay its debts as they fall due (Zahlungsunfähigkeit), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in Sections 17 through 19 (inclusive) of the German Insolvenzordnung, any such Material Group Member files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors of any such Material Group Member is required by law to file for insolvency or the competent court takes any of the actions set out in Section 21 of the German Insolvenzordnung or the competent court institutes insolvency proceedings against any such Material Group Member (Eröffnung des Insolvenzverfahrens).

(b)           Any Material Group Member then incorporated in a member country (other than Germany or the United States of America, any state of the United States of America or the District of Columbia) of the Organisation for Economic Co-operation and Development established in Paris on 14 December 1960 enters into voluntary or involuntary bankruptcy proceedings or becomes insolvent or is unable to pay its debts as they fall due, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors, or a receiver or liquidator is appointed for all or any part of the undertaking or assets of any such Material Group Member or proceedings (other than proceedings which are in the opinion of the Majority Lenders, after consultation with the Company, frivolous or vexatious) are opened by or against any such Material Group Member under any reorganisation, arrangement, re-adjustment of debts, or liquidation law or regulation (unless such liquidation or reorganisation is part of a Permitted Transaction), or if any event shall occur which, under the law of the country of incorporation of the relevant entity, shall have an equivalent effect.

18.6        Analogous proceedings

(a)           There occurs, in relation to a Material Group Member (other than any Material Group Member incorporated in Germany or the United States of America, any state of the United States of America or the District of Columbia), any event anywhere which corresponds with any of those mentioned under the heading “Insolvency”.

(b)           There occurs in the United States of America, any state of the United States of America or the District of Columbia, in relation to a Material Group Member (other than a Material Group Member incorporated in the United States of America, any state of the United States of America or the District of Columbia), any event mentioned in Clause 18.8 (b) (United States Bankruptcy Laws).

18.7        Effectiveness of Finance Documents

(a)           It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

(b)           Any Finance Document is not effective or is alleged by the Company to be ineffective for any reason.

(c)           The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

18.8        United States Bankruptcy Laws

(a)           In this Subclause:

U.S. Bankruptcy Law means the United States Bankruptcy Code of 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

U.S. Material Group Member means any Material Group Member incorporated or organised under the laws of the United States of America, any state of the United States of America or the District of Columbia.

(b)           Any of the following occurs in respect of a U.S. Material Group Member:

(i)            it makes a general assignment for the benefit of creditors;

(ii)           it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(iii)          an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case.

18.9        Acceleration

Subject to Clause 4.4 (Certain Funds) and Clause 18.10 (Clean-Up) if an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(i)            cancel the Total Commitments; and/or

(ii)           declare that all or part of any amounts outstanding to the Finance Parties under the Facilities are immediately due and payable.

Any notice given under this Subclause will take effect in accordance with its terms.

18.10      Clean-Up

If during the Clean-Up Period, a matter or circumstance exists in respect of the Target Group which would constitute an Event of Default, such matter or circumstance will not constitute an Event of Default until after the end of the Clean-Up Period (if such Event of Default is continuing at such time), provided that such Event of Default (a) could not reasonably be expected to have a Material Adverse Effect, (b) is capable of being cured and that reasonable steps are being taken to cure such matter or (c) was not procured by, or expressly approved by, the Company, and provided further that any matter contained in this paragraph shall be without prejudice to the rights of the Lenders in respect of any breach of representation, covenant or default which continues to exist or arises after the expiry of the Clean-Up Period.

19           THE ADMINISTRATIVE PARTIES

19.1        Appointment and duties of the Facility Agent

(a)           Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)           Each Finance Party irrevocably authorises the Facility Agent to:

(i)            perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)           execute each Finance Document expressed to be executed by the Facility Agent.

(c)           Each Finance Party hereby exempts the Facility Agent from the restrictions provided for in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(d)           The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

19.2        Role of the Mandated Lead Arrangers and Bookrunners

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger or Bookrunner has any obligations of any kind to any other Party in connection with any Finance Document.

19.3        No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

19.4        Individual position of an Administrative Party

(a)           If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)           Each Administrative Party may:

(i)            carry on any business with the Company or their related entities (including acting as an agent or a trustee for any other financing); and

(ii)           retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Company or their related entities.

19.5        Reliance

The Facility Agent may:

(a)           rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)           rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)           engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent; and

(d)           act under the Finance Documents through its personnel and agents.

19.6        Majority Lenders’ instructions

(a)           The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)           The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(c)           The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

19.7        Responsibility

(a)           No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)            any Finance Document or any other document; or

(ii)           any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)           Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)            has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and their related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)           has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

19.8        Exclusion of liability

(a)           No Administrative Party is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)           No Party may take any proceedings against any officer, employee or agent of an Administrative Party in respect of any claim it might have against an Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms.

19.9        Events of Default

(a)           The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)           If the Facility Agent:

(i)            receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)           is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

19.10      Information

(a)           The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person. The Facility Agent shall promptly inform each other on matters relevant to the administration of the Facility.

(b)           Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)           Except as provided above, the Facility Agent has no duty:

(i)            either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of the Company or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)           unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Company.

(d)           In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)           The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required to any term of the Finance Documents.

(f)            The Company irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

19.11      Indemnities

(a)          Without limiting the liability of the Company under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)           The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

19.12      Compliance

The Facility Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

19.13      Agent’s Resignation

(a)           The Facility Agent may resign and appoint any of its Affiliates incorporated in the European Union as successor Facility Agent by giving notice to the Lenders and the Company.

(b)           Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)           If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)           The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment.

(e)           The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor

Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)            The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)           Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)           The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

19.14      Relationship with Lenders

(a)           The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)           The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)           The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

19.15      Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

20           EVIDENCE AND CALCULATIONS

20.1        Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

20.2        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.3        Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

21           FEES

21.1        Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

21.2        Arrangement and participation fees

The Company must pay to the Facility Agent for the account of the Mandated Lead Arrangers arrangement fee and participation fee in the manner agreed in the Fee Letter between the Mandated Lead Arrangers and the Company.

21.3        Commitment fee

(a)           The Company must pay a commitment fee from (and including) the date falling 14 days after the date of this Agreement until the last day of the Availability Period of the relevant Facility at the rate of 25 per cent. of the then applicable Margin that would be applicable to a Loan made under that Facility (if such a Loan was outstanding as at such date) on the undrawn, uncancelled amount of each Lender’s Commitment under such Facility.

(b)           Accrued commitment fee is payable quarterly in arrear and on the last day of the Availability Period. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date on which its Commitment is cancelled in full.

22           INDEMNITIES AND BREAK COSTS

22.1        Currency indemnity

(a)           The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)            that Finance Party receiving an amount in respect of the Company’s liability under the Finance Documents; or

(ii)           that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)           Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay to any Finance Party any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2        Acquisition Financing Indemnity

The Company shall, within three Business Days of demand, indemnify each Finance Party, each of their respective Affiliates and each of their respective directors, officers, employees or agents (each an Indemnified Party) against any cost, expense, loss or liability (including legal fees) incurred by that Indemnified Party (otherwise than by reason of the gross negligence or wilful misconduct of that Indemnified Party) related to, arising out of or in connection with any actual or potential legal action or proceeding arising out of or in connection with:

(a)           the Offer (whether or not made);

(b)           any Indemnified Party financing or refinancing, or agreeing to finance or refinance, any acquisition of any Shares by Bidco or any person acting in concert with Bidco; or

(c)           the use of proceeds of any Loan.

22.3        Other indemnities

(a)           The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)            the occurrence of any Default;

(ii)           (other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan;

(iii)          a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment; or

(iv)          any act or omission by a member of the Group relating to or resulting in (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any hazardous materials, (c) exposure to any hazardous materials, (d) the release of any hazardous materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

(b)           The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable to any Finance Party under any Finance Document, any amount repaid or prepaid or any Loan.

(c)           The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of investigating any event which the Facility Agent, acting prudently and following consultation with the Company reasonably believes to be an Event of Default.

22.4        Break Costs

(a)           The Company must pay to each Lender its Break Costs.

(b)           In this Agreement, Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)            the interest (excluding the Margin) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)           the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)           Each Lender must supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Subclause.

23           EXPENSES

23.1        Initial costs

The Company must pay to each Administrative Party the amount of all initial costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents, as separately agreed between the Company and the Mandated Lead Arrangers.

23.2        Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by this Agreement.

23.3        Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

24           AMENDMENTS AND WAIVERS

24.1        Procedure

(a)           Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)           The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

24.2        Exceptions

(a)           An amendment or waiver which relates to:

(i)            the definitions of Majority Lenders in Clause 1.1 (Definitions);

(ii)           an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)          a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)          an increase in, or an extension of, a Commitment or the Total Commitments;

(v)           a term of a Finance Document which expressly requires the consent of each Lender;

(vi)          the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(vii)         Clauses 2 (Facilities), 3 (Purpose), 4.1 (Conditions precedent documents), 4.2 (Further conditions precedent), 28 (Pro rata sharing) or this Clause,

may only be made with the consent of all the Lenders having a Commitment.

(b)           An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

24.3        Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)           may be exercised as often as necessary;

(b)           are cumulative and not exclusive of its rights under the general law; and

(c)           may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

25           CHANGES TO THE PARTIES

25.1        Assignments and transfers by the Company

The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

25.2        Assignments and transfers by Lenders; participations and sub-participations

(a)           A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time:

(i)            assign any of its rights; or

(ii)           transfer any of its rights and obligations (Vertragsübernahme)

under this Agreement to any other person (the New Lender).

(b)           Unless the Company and the Facility Agent otherwise agree, an assignment of a part of its rights and a transfer of part of its rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of €10,000,000.

(c)           Prior to the end of the Availability Period the consent of the Company is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding. The consent of the Company must not be unreasonably withheld or delayed and consent deemed given if no express refusal within five Business Days. Following the expiry of the Availability Period the consent of the Company to any assignment or transfer is not required if (i) the New Lender is another Lender or an Affiliate of a Lender (ii) an Event of Default is outstanding or (iii) the proposed New Lender (or its Affiliate) (x) is an institution licensed (directly or indirectly) by the relevant governmental authority of its jurisdiction of incorporation or where it is organised to conduct banking business; and (y) has a long term credit rating at the time it (or its Affiliate) is to become a New Lender of at least Baa 1 or, as the case may be, BBB+.

(d)           An assignment will only be effective on receipt by the Facility Agent of written confirmation by the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender:

(i)            will assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender; and

(ii)           unless the Facility Agent otherwise agrees, pay to the Facility Agent for its own account a fee of €1,500.

(e)           No Lender may transfer any of its Commitment in whole or in part separately from assigning its rights resulting from its participation in any related existing Loans.

(f)            Any transfer shall be effective only if the procedures set out in Clause 25.3 below are complied with.

(g)           Unless the Facility Agent otherwise agrees, the New Lender to whom rights and obligations are to be transferred must pay to the Facility Agent for its own account, on or before the Transfer Date (as defined in Clause 25.3 below), a fee of €1,500.

(h)           Notwithstanding the provisions of this Clause 25, a Lender may enter into any participation or sub-participation in relation to, or any other transaction under which payments are made by reference to, this Agreement, or which transfers a beneficial interest in a Lender’s rights under this Agreement, or grant a security interest in its rights under this Agreement, provided that no person other than a Lender or an Affiliate of a Lender may, without the consent of the Company (unless a Default is outstanding), obtain direct rights or claims against the Company as a result of that participation, subparticipation, other transaction, transfer of beneficial interest or grant of security interest.

25.3        Procedures for transfers

(a)           In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)            the proposed Transfer date specified in that Transfer Certificate; and

(ii)           the date on which the Facility Agent executes the Transfer Certificate.

(b)           A transfer is effected if:

(i)            the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate, with such amendments as the Facility Agent approves to achieve a substantially similar effect (which may be delivered by fax and confirmed by delivery of a hard copy original but the fax will be effective irrespective of whether confirmation is received); and

(ii)           the Facility Agent executes it (which it shall do as soon as practicable).

(c)           Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)           On the Transfer Date:

(i)            the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the transfer in the Transfer Certificate in substitution for the Existing Lender;

(ii)           the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)          the New Lender shall become a Party as a “Lender”,

all on the date of execution of the Transfer Certificate by the Facility Agent or, if later, the date specified in the Transfer Certificate.

(e)           If the effective date of an assignment and transfer is after the date a Request is received by the Facility Agent but before the date the requested Loan is disbursed to the Company, the Existing Lender shall be obliged to participate in that Loan in respect of its discharged obligations notwithstanding that assignment and transfer, and the New Lender shall reimburse the Existing Lender for its participation in that Loan and all interest and fees thereon up to the date of reimbursement (in each case to the extent attributable to the discharged obligations) within three Business Days of the Utilisation Date of that Loan.

(f)            The Facility Agent shall notify the Company without undue delay of any transfer having been effected pursuant to this Clause.

25.4        Limitation of responsibility of Existing Lender

(a)           Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)            any Finance Document or any other document; or

(ii)           any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)            has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)           has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)           Nothing in any Finance Document requires an Existing Lender to:

(i)            accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)           support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.

25.5        Costs resulting from change of Lender or Facility Office

If:

(a)           a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)           as a result of circumstances existing at the date the assignment and transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment and transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or right to be prepaid and/or cancelled by reason of illegality, the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

25.6        Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must in consultation with the Company appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26           DISCLOSURE OF INFORMATION

(a)           Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)            which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)           in connection with any legal or arbitration proceedings;

(iii)          if required to do so under any law or regulation;

(iv)          to a governmental, banking, taxation or other regulatory authority, if so required under any law or regulation;

(v)           to its professional advisers on a need-to-know basis where the same are advising on matters relating to this Agreement or performing audit functions;

(vi)          to the extent allowed under paragraph (b) below; or

(vii)         with the agreement of the Company.

(b)           A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement in accordance herewith (a participant):

(i)            a copy of any Finance Document; and

(ii)           any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

27           SET-OFF

A Finance Party may set off any matured obligation owed to it by the Company under the Finance Documents against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28           PRO RATA SHARING

28.1        Redistribution

If any amount owing by the Company under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)           the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)           the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)           the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

28.2        Effect of redistribution

(a)           The Facility Agent must treat a redistribution as if it were a payment by the Company under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)           When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution by each Finance Party (other than the recovering Finance Party) assigning to the recovering Finance Party that part of its own corresponding claim hereunder which is allocable to its portion of the redistribution, and subsequently to such assignments being effected the Company will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(c)           If:

(i)            a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

(ii)           the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement (including the reversal of the assignments contemplated hereby).

28.3        Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)           it would not, after the payment, have a valid claim against the Company in the amount of the redistribution; or

(b)           it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)            the recovering Lender notified the Facility Agent of those proceedings; and

(ii)           the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

29           SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)           the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)           the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

30           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

31           NOTICES

31.1        In writing

(a)           Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post, or fax.

(b)           Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

31.2        Contact details

(a)           Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)           The contact details of the Company for this purpose are as notified to the Facility Agent in writing for this purpose.

(c)           The contact details of the Facility Agent for this purpose are:

Address:                5th Floor

Citigroup Center

London

EC2 5LB

Fax number:         +44 208 636 3824

Attention:              Sonia Gosparini

(d)           Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent changing its contact details) to the other Parties.

(e)           Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

31.3        Effectiveness

(a)           Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)            if delivered in person, at the time of delivery;

(ii)           if posted or faxed, when actually received in legible form.

(b)           A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)           A communication to the Facility Agent will only be effective on actual receipt by it.

31.4        The Company

All formal communication under the Finance Documents to or from the Company must be sent through the Facility Agent.

32           LANGUAGE

Any notice given in connection with a Finance Document and any other document provided in connection with a Finance Document must be:

(a)           in English, provided that the corporate documents delivered pursuant to Schedule 2 (Conditions precedent documents) may be delivered in their respective original language; or

(b)           if not in English and if not a corporate document delivered pursuant to Schedule 2 (Conditions precedent documents) and if the Facility Agent so requires, accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

33           BORROWING FOR OWN BENEFIT

The Company hereby confirms that it is the sole economic beneficiary (wirtschaftlich Berechtigter) within the meaning of Section 8 of the German Money Laundering Act (Gesefe über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegsetz)) of any Loan made available to it under this Agreement. It will promptly inform the Lenders (by written notice to the Facility Agent) if it is not, or ceases to be, the sole economic beneficiary and will then set down in writing the name and the address of the economic beneficiary.

34           GOVERNING LAW

This Agreement is governed by German law.

35           JURISDICTION

(a)           The District Court (Landgericht) in Frankfurt am Main shall have non-exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)           Nothing herein shall limit the rights of the Facility Agent or the Lenders to bring action and serve process in any other manner permitted by law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
ORIGINAL LENDERS

Name of A Facility Lenders	A Facility Commitments
Citibank, N.A.	€2,000,000,000

Credit Suisse International	€2,000,000,000
Total A Facility Commitments	€4,000,000,000

Name of B Facility Lenders	B Facility Commitments
Credit Suisse International	€1,500,000,000

Citibank, N.A.	€1,500,000,000
Total B Facility Commitments	€3,000,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

Company

1             A certified copy of the commercial register excerpt and the Articles of Association of the Company.

2             A certificate of the legal department of the Company confirming that all necessary corporate actions have been taken to validly enter into the Finance Documents and to comply with all internal compliance rules of the Company.

3             A specimen of the signature of each person authorised on behalf of the Company to execute any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4             A certificate of an authorised signatory/authorised signatories of the Company certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5             A certificate of an authorised signatory of the Company certifying that the borrowing in full of the Total Commitments aggregated with the borrowing in full of the Syndicated Facility would not cause any borrowing limit or other restriction binding on the Company to be breached.

6              A copy of the Original Financial Statements of the Company.

Legal opinion

7             A legal opinion of Linklaters, legal advisers in Germany to the Mandated Lead Arrangers, addressed to the Finance Parties.

Acquisition Documents and evidence relating thereto

8              A copy of the Offer Document as published.

9              A copy of the Press Release.

10          Evidence that all conditions of the Offer have been satisfied or waived in accordance with this Agreement in all respects.

11          Evidence that all fees, costs and expenses then due from the Company under this
Agreement have been or will be paid by the first Utilisation Date.

12           A copy of the executed Cash Confirmation Letter.

13           Evidence that BaFin has permitted the publication of the Offer.

14           Certificate of the Company confirming that the Offer complies with WpÜG.

15           A copy of the executed Syndicated Facility.

SCHEDULE 3
FORM OF REQUEST

To:	Citibank International plc as Facility Agent

From:	Bayer AG

Date:	[ ]

Bayer AG - €7,000,000,000 Bridge Facilities Agreement dated [•] 2006
(the Agreement)

1              We refer to the Agreement. This is a Request.

2              We wish to borrow a Loan under the [A/B] Facility on the following terms:

(a)           Utilisation Date: [                   ]

(b)           Amount: [                   ]

(c)           Term: [                   ].

3              Our payment instructions are: [        ].

4             We confirm that the Repeating Representations are true and correct in all material respects and that all other conditions precedent under the Agreement which must be satisfied on the date of this Request are so satisfied.

5             This Request is irrevocable.

By:

for Bayer AG

SCHEDULE 4
CALCULATION OF THE MANDATORY COST

1              General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Facility Agent on the first day of a Term. The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2              For a Lender lending from a Facility Office in the U.K.

(a)          The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

AB+C(B - D)+E x 0.01	per cent. per annum
100 - (A+C)

for any other Loan:

E x 0.01	per cent. per annum
300

where on the day of application of the formula:

(A)          is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

(B)          is LIBOR for that Term;

(C)          is the percentage of that Lender’s eligible liabilities which the Bank of England requires it to place as a special deposit;

(D)          is the interest rate per annum allowed by the Bank of England on a special deposit; and

(E)           is the charge payable by each Lender to the Financial Services Authority under the fees rules (but, for this purpose, calculated by the Facility Agent on a notional basis as being the average of the fee tariffs within fee-block Category A1 (Deposit acceptors) of the fees rules, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Lender.

(b)          For the purposes of this paragraph 2:

(i)            eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)           fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)          tariff base has the meaning given to it in the fees rules.

(c)

(i)            In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

(ii)           Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)

(i)            Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. The Facility Agent may assume that this information is correct in all respects.

(ii)           If a Lender fails to do so, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(iii)          The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

3             For a Lender lending from a Facility Office in a Participating Member State

(a)          The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)          If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4              Changes

The Facility Agent may, after consultation with the Company and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)           any change in law or regulation; or

(b)           any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:	Citibank International plc as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

Bayer AG - €7,000,000,000 Bridge Facilities Agreement dated [•] 2006 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

1              The Existing Lender hereby transfers (Vertragsübernahme) to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2              The proposed Transfer Date is [   ].

3              The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4              This Transfer Certificate is governed by German law.

THE SCHEDULE

Rights and obligations to be transferred

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                ].

[•]

By:

SCHEDULE 6
FORM OF EXTENSION REQUEST

To:	Citibank International plc as Facility Agent

From:	Bayer AG

Date:	[ ]

Bayer AG - €7,000,000,000 Bridge Facilities Agreement dated [•] 2006
(the Agreement)

5             We refer to the Agreement. This is an Extension Request. Terms defined in the Agreement have the same meaning when used herein.

6             We elect to exercise the Extension Option pursuant to Clause 6.3 (Extension Option) of the Agreement in relation to the following amount of Loans under the A Facility:

Amount:	€[•]

Term:	[•]

7              This Extension Request is irrevocable.

By:

[Signature(s)]

[Name(s), Title(s)]

for Bayer AG

SCHEDULE 7
FORM OF SELECTION NOTICE

To:	Citibank International plc as Facility Agent

From:	Bayer AG

Date:	[ ]

Bayer AG - €7,000,000,000 Bridge Facilities Agreement dated [•] 2006
(the Agreement)

1             We refer to the Agreement. This is the Selection Notice. Terms defined in the Agreement have the same meaning when used in this Selection Notice.

2              We refer to the following Loan[s] under the [A/B] Facility in with a Term ending on [            ].

3             We request that the above Loan[s] under the [A/B] Facility be divided into Loans under the [A/B] Facility with the Term:

or

[We request that the next Term for the above Loan[s] under the [A/B] Facility is]].

Yours faithfully

authorised signatory for Bayer AG

SIGNATORIES

Company

Bayer AG

By:         [JOHANNES DIETSCH] [PETER MÜLLER]

Mandated Lead Arranger

CITIGROUP GLOBAL MARKETS LIMITED

By:         [ASHU KHULLAR]

Mandated Lead Arranger

CREDIT SUISSE INTERNATIONAL

By:         [GARRETT LYNSKEY] [THOMAS MUOIO]

Bookrunner

CITIGROUP GLOBAL MARKETS LIMITED

By:         [ASHU KHULLAR]

Bookrunner

CREDIT SUISSE INTERNATIONAL

By:         [GARRETT LYNSKEY] [THOMAS MUOIO]

Original Lender

CITIBANK, N.A.

By:         [ASHU KHULLAR]

Original Lender

CREDIT SUISSE INTERNATIONAL

By:         [GARRETT LYNSKEY] [THOMAS MUOIO]

Facility Agent

CITIBANK INTERNATIONAL PLC

By:         [ASHU KHULLAR]